UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2010

AGA Medical Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34494	41-1815457
(Commission File Number)	(IRS Employer
Identification No.)

5050 Nathan Lane North

Plymouth, Minnesota 55442

(Address of Principal Executive Offices and Zip Code)

(763) 513-9227

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement

On March 29, 2010, AGA Medical Holdings, Inc. issued a press release announcing the settlement of a patent infringement lawsuit between AGA Medical Corporation and Medtronic, Inc.   A copy of the press release is attached hereto as Exhibit 99.1.

In connection with the settlement, AGA Medical Corporation and the Company entered into a Settlement and License Agreement, dated March 26, 2010, with Medtronic, Inc. (the “Settlement Agreement”).  Pursuant to the Settlement Agreement, AGA Medical Corporation received a royalty-free, paid-up license to the three patents in question in the lawsuit (U.S. Patent Nos. 5,190,546, 6,306,141 and 5,067,957 collectively known as “the Jervis patents”) for any and all existing products, as well as any future products that use nitinol. AGA Medical will make payments to Medtronic in the total amount of $35 million.  The payments will be paid according to the following schedule: The first payment of $7.5 million will be paid in April 2010; the second payment of $7.5 million will be paid in January 2012; and the third and fourth payments of $10.0 million each will be paid in January 2013 and January 2014.   The Company also agreed not to challenge the validity of the patents in question and each party released the other for claims relating to the litigation.  The parties agreed to file a stipulation for dismissal of the lawsuit within three business days of the execution of the Settlement Agreement.

The foregoing description of the terms and conditions of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report and incorporated by reference as if fully set forth herein.

ITEM 9.01                                       Financial Statements and Exhibits

(d)          Exhibits

10.1         Settlement and License Agreement dated March 26, 2010 between Medtronic, Inc. and AGA Medical Corporation

99.1         Press Release dated March 29, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2010

AGA MEDICAL HOLDINGS, INC.
(Registrant)

By:	/s/ Brigid A. Makes
Brigid A. Makes
Senior Vice President, and
Chief Financial Officer

EXHIBIT INDEX

AGA Medical Holdings, Inc.

Form 8-K Current Report

Exhibit Number	Description

10.1	Settlement and License Agreement dated March 26, 2010 between Medtronic, Inc. and AGA Medical Corporation

99.1	Press Release dated March 29, 2010